Exhibit 99.7(B)

Integrity 033-51268

VARIABLE ANNUITY GUARANTEED DEATH BENEFIT

Effective JANUARY 1, 1997

between

Integrity Life INSURANCE COMPANY

(LOUISVILLE, KENTUCKY)

and

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

CIGNA REINSURANCE

(Hartford, Connecticut)

REINSURANCE AGREEMENT, Effective JANUARY 1, 1997

between

Integrity Life INSURANCE COMPANY

(LOUISVILLE, KENTUCKY)

and

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

CIGNA REINSURANCE

(Hartford, Connecticut)

INDEX

	ARTICLE	PAGE

Access to Records	XI	8
Amounts at Risk	II	3
Arbitration	XVI	9
Automatic Excess Reinsurance	III	3
Claims	VII	6
Currency	XIII	8
DAC Tax Regulation Election	XVII	10
Delays, Errors, or Omissions	XII	8
Effective Date; Term and Termination	XVIII	10
Extra Contractual Obligations	VIII	6
Hold Harmless	XIV	8
Insolvency	XV	8
Liability of Connecticut General	IV	4
Litigation	IX	7
Notices	XX	12
Offset	X	7
Parties to the Agreement	I	3
Premium Accounting	VI	5
Reinsurance Premiums	V	5
Reserves	XIX	12

SCHEDULES

A.	Maximum Limits of Reinsurance in Connecticut General
B.	Policy Forms and Funds Subject to this Reinsurance Agreement
C.	Limits and Rules of Integrity Life
D.	Quarterly Reinsurance Premium Rates
E.	Quarterly Reporting Format

REINSURANCE AGREEMENT

(hereinafter called Agreement)

between

Integrity Life INSURANCE COMPANY

(hereinafter called Integrity Life)

and

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

(hereinafter called Connecticut General)

It is agreed by the two companies as follows:

ARTICLE I   PARTIES TO THE AGREEMENT

This Agreement is solely between Integrity Life and Connecticut General and the performance of obligations of each party under the Agreement shall be rendered solely to the other party.  It shall not create any right, interest or legal relationship to or with anyone other than Integrity Life or Connecticut General.  Nor shall this Agreement create any legal relationship, interest or right whatever between Connecticut General and any certificate holder, beneficiary, policy owner, applicant, or assignee under any policy and/or policies issued by Integrity Life.

ARTICLE II   AMOUNTS AT RISK

A.    The reinsurance death benefit is the excess of the minimum guaranteed death benefit over the Account Value.  At issue, the minimum guaranteed death benefit is equal to the purchase price of the contract.  Refer to Schedule C for a detailed description of the guaranteed minimum death benefit.

B.    After age 85, the minimum guaranteed death benefit is the annuity value and the reinsurance amount at risk is zero.

C.    The Account Value represents the Annuitant holder’s invested assets in the funds in Schedule B as it appears in the records of Integrity Life before application of any surrender charges, on any given date.

D.    The amount at risk each quarter will be calculated as the reinsurance death benefit for each variable annuity Account covered under this agreement.  For determining the amount at risk, the minimum guaranteed death benefit and the Account Value are calculated as the average of the values at the end of the current quarter and the end of the prior quarter.  The amount at risk cannot fall below zero.

ARTICLE III   AUTOMATIC EXCESS REINSURANCE

A.    On and after the effective date of this Agreement, Integrity Life shall cede and Connecticut General shall accept reinsurance of the reinsurance death benefit for all variable annuity contracts, subject to the following:

1.     the maximum reinsurance provided on any one life shall not exceed the amounts set forth in Schedule A;

2.     policies where the certificate holder has an attained age 80 or older will be excluded;

3.     the policy issued by Integrity Life shall be on the specimen forms, enhancements, and supplemental materials that Integrity Life has furnished Connecticut General and identified on Schedule B, attached hereto;

4.     reinsurance will only apply to assets invested in those funds identified on Schedule B, attached hereto;

5.     the policies underwritten by Integrity Life shall be issued pursuant to the limits and rules furnished Connecticut General and attached to this Agreement as Schedule C;

6.     the terms, conditions and restrictions contained in this Agreement.

B.    Integrity Life and Connecticut General further agree that the forms, supplemental materials, and funds identified on Schedule B were reviewed and approved by Connecticut General prior to the effective date of this Agreement.  It is also agreed that Integrity Life shall not issue coverage under new or revised forms or funds unless such new or revised forms or funds have been reviewed and approved by Connecticut General.  Integrity Life shall provide written notice of its intention to issue coverage based on new or revised forms or funds and Connecticut General shall be entitled to thirty (30) calendar days following receipt of such notice in which to review such new or revised forms or funds.  If Connecticut General fails to provide written notice within the thirty (30) calendar day review period of its decision to deny approval, Connecticut General shall be deemed to have provided approval on the basis that Integrity Life requested.

C.    Integrity Life shall provide written notice to Connecticut General of any changes in its published limits and rules identified on Schedule C, and Connecticut General shall have no liability pursuant to revised limits and rules unless and until Connecticut General provides written notice to Integrity Life that such revised limits and rules are acceptable.  If Connecticut General fails to provide written notice of acceptance within thirty (30) days, such changes in limits shall be considered to have been approved.

ARTICLE IV   LIABILITY OF CONNECTICUT GENERAL

Connecticut General’s liability for reinsurance under this Agreement shall follow that of Integrity Life in every case, and be subject in all respects to the general stipulations, terms, clauses, conditions, waivers and modifications of the policies issued by Integrity Life as supplemented.

In no event shall Connecticut General have any reinsurance liability unless the policy issued by Integrity Life is in force and the underwriting and issuance of coverage by Integrity Life constitutes the doing of business in a state of the United States of America in which Integrity Life is properly licensed and authorized to do business.

ARTICLE V   REINSURANCE PREMIUMS

The quarterly premiums for reinsurance subject to the terms and conditions of this Agreement shall be determined by application of the rates set forth in Schedule D to the amount of reinsurance coverage provided for each annuity insured by Integrity Life, subject to the following:

1.     The reinsurance premiums shall be based on the annuitant’s age at the end of each quarter.  If the contract is jointly owned, the reinsurance premiums shall be based on the age of the younger annuitant.  Integrity Life shall determine the annuitant’s age at the time it prepares the quarterly exposure data submission for the variable annuity guaranteed death benefit, as set forth in Schedule E, attached hereto.

2.     The Age Adjusted Aggregate Account Value is the sum of the Account Values in all of Integrity Life’s variable annuities subject to this Agreement, minus Account Values for Annuitant holders who are attained age 80 OR OLDER and minus contract values attributable to amounts in excess of the maximum purchase amounts listed in Schedule A.  The Age Adjusted Aggregate Account Values times one fourth (1/4) of the minimum premium rate will be remitted to Connecticut General in advance for the current quarter, at the time of settlement for the prior quarter.

3.     The quarterly premium over each calendar year will be at least equivalent to Age Adjusted Aggregate Account Values subject to the funds set forth in Schedule B.

ARTICLE VI   PREMIUM ACCOUNTING

A.    Integrity Life shall forward to Connecticut General on or before the last calendar day of April, July, October, and January a quarterly statement as set forth in Schedule E. Integrity Life shall also remit any premium due for the prior quarter along with an advance minimum premium for the current quarter, in accordance with Section (2) of Article V.

B.    The payment of the reinsurance premium by Integrity Life shall be a condition precedent to any liability by Connecticut General under the terms and conditions of this Agreement.  If the reinsurance premium payment is not paid by Integrity Life in accordance with the preceding paragraph, Connecticut General shall have the right to terminate reinsurance under this Agreement.  If Connecticut General elects to exercise its right of termination, Connecticut General shall provide written notice to INTEGRITY LIFE not less than thirty (30) calendar days prior to termination.  If all reinsurance premiums in arrears, including any which may fall due within the thirty (30) day period, are not received by Connecticut General prior to the expiration date of such period, Connecticut General shall be relieved of all liability incurred after the termination date.  Connecticut General may, at its option, reinstate the reinsurance at any time within sixty (60) calendar days following such termination if Integrity Life makes payment of all reinsurance premiums due and payable up to the date of reinstatement and provides full disclosure of all claims incurred between the date of termination and the reinstatement date.  If Connecticut General agrees to such reinstatement, it shall be liable for reinsurance on only those claims incurred by Integrity Life between the termination date and reinstatement date that Integrity Life discloses to Connecticut General.  In the event that Integrity Life is unaware of such claim, Connecticut General will nevertheless be liable for claims that are reported to Integrity Life in the ninety day period following reinstatement.

C.    Connecticut General’s right to terminate reinsurance pursuant to this ARTICLE shall be without prejudice to its right to collect reinsurance premiums for the period that reinsurance was in force prior to the expiration of the thirty (30) calendar day notice.  Pursuant to Article X of this Agreement, Connecticut General may set off against amounts due Integrity Life the amount of reinsurance premium in arrears, up to and including the termination date.

ARTICLE VII   CLAIMS

A.    Integrity Life is solely responsible for payment of its claims under the policies, master contracts or certificates identified on Schedule B.  For all policies reinsured hereunder, Integrity Life shall provide Connecticut General with proof of claim, proof of claim payment and any other claim documentation reasonably requested by Connecticut General.  Payment of reinsurance shall made by Connecticut General in one sum regardless of the method of payment by Integrity Life and within thirty (30) calendar days following receipt of required claim documentation.

B.    Integrity Life shall notify Connecticut General of its intentions to contest, compromise, or litigate a claim involving reinsurance.  Connecticut General’s liability shall then be determined under the provision of Articles VIII and IX.

ARTICLE VIII   EXTRA CONTRACTUAL OBLIGATIONS

A.    In no event shall Connecticut General participate in punitive, exemplary or compensatory damages or statutory penalties (hereinafter referred to as “extra contractual obligations”) which are awarded against Integrity Life as a result of an act, omission or course of conduct committed by INTEGRITY LIFE in connection with the reinsurance under this Agreement, unless Connecticut General shall have been made aware of and shall have concurred in written notice to Integrity Life pursuant to the provisions of the following paragraph, with the actions taken, or not taken, by Integrity Life which lead to the awarding of extra contractual obligations.

B.    Integrity Life shall provide written notice to Connecticut General of any act, omission, course of conduct or impending claim which potentially may involve extra contractual obligations within ten (10) days after becoming aware of such act, omission, course of conduct or claim and such notification shall include a suggested course of action or inaction for Connecticut General’s review.  Connecticut General then has the obligation to provide Integrity Life with written notice of its decision to concur or not concur with Integrity Life’s suggested course of action or inaction.  If Connecticut General concurs, payment of any extra contractual obligations, including attorney’s fees, legal or arbitration costs, special investigations and similar expenses, but excluding the salaries of employees of Integrity Life, will be shared by Connecticut General and Integrity Life based on the proportionate share of contractual liability of each party under this Agreement.  If Connecticut General does not concur, Connecticut General shall then be liable only to the extent of its liability under this Agreement pursuant to the limitations set forth in Schedule A.

The following definitions shall apply:

(1)   “Punitive damages” are those damages awarded as a penalty, the amount of which is not governed, nor fixed by statute.

(2)   “Statutory penalties” are those amounts which are awarded as a penalty but fixed in amount by statute.

(3)   “Compensatory damages” are those amounts awarded to compensate for the actual damages sustained, and are not awarded as a penalty nor fixed in amount by statute.

The language of the article shall be deemed effective only as and to extent permitted by the law of any applicable jurisdiction.

C.    Notwithstanding anything stated herein, this Agreement shall not apply to any extra contractual obligations incurred by Integrity Life as a result of any fraudulent and/or criminal act by any employee, officer, agent, or director of Integrity Life acting individually or collectively or in collusion with any person or corporation or any other entity or organization or party involved in the representation, defense or settlement of any claim covered hereunder.

D.    Recoveries under any form of insurance or reinsurance which protects Integrity Life against extra contractual obligations under this article or claims under Article 7 shall inure to the benefit of this Agreement and will be shared by Connecticut General and Integrity Life based on the proportionate share of contractual liability of each party.

ARTICLE IX   LITIGATION

A.    In the event of any action brought against Integrity Life under any policy that is subject to the terms and conditions of this Agreement, Integrity Life shall provide a copy of such action and written notice of such action within a reasonable time, not to exceed five (10) business days of notification to Connecticut General.  Integrity Life and Connecticut General shall mutually agree on the selection and appointment of local counsel to represent Integrity Life in such action.  If Connecticut General is a party to action brought against Integrity Life, Integrity Life shall counsel with Connecticut General on the selection and appointment of local counsel to represent Integrity Life in such action.

B.    Connecticut General shall have primary responsibility for managing any litigation or any response made to any action brought against Integrity Life and for all decisions to be made concerning the representation, defense and/or settlement of such actions.  Connecticut General’s responsibility includes a duty to be reasonable and consult in good faith.

C.    Integrity Life and Connecticut General agree that all litigation costs, excluding the salaries of employees of Integrity Life and Connecticut General, shall be shared by Connecticut General and Integrity Life based on the proportionate share of liability of Integrity Life and Connecticut General as defined in Section (d) of Article VIII.

ARTICLE X   OFFSET

Either party shall have, and may exercise at any time and from time to time, the right to offset any balance or balances whether on account of premiums or on account of losses or otherwise, due from one party to the other under the terms of this Agreement.  However, in the event of insolvency of Integrity Life subject to the provisions of Article XV, offset shall only be allowed in accordance with the statutes and/or regulations of the state having jurisdiction over the insolvency.

ARTICLE XI   ACCESS TO RECORDS

Connecticut General, or its duly authorized representative, shall have reasonable access, upon reasonable notice, to the books and records of Integrity Life as far as they relate to insurance or reinsurance falling within the terms and conditions of this Agreement, and in the event of any claim for loss being made hereunder shall have reasonable access to all claims records at any time until the final settlement of all claims.

ARTICLE XII   DELAYS, ERRORS OR OMISSIONS

No accidental delay, errors or omissions on the part of Integrity Life shall relieve Connecticut General of liability provided such delay, errors or omissions are rectified as soon as reasonably possible after discovery.  However, Connecticut General shall not be liable with respect to any reinsurance which may have been inadvertently included in the premium computation but which ought not to have been included by reason of the terms and conditions of this Agreement.  It is expressly understood and agreed that if failure to comply with any terms of this Agreement is hereby shown to be unintentional or the result of misunderstanding or oversight on the part of either party, both parties shall be restored to the position they would have occupied had no such error or oversight occurred, subject always to the correction of the error or oversight.

ARTICLE XIII   CURRENCY

All retentions and limits hereunder are expressed in United States dollars and all premium and loss payments shall be made in United States currency.  For the purposes of this Agreement, amounts paid or received by Connecticut General in any other currency shall be converted into United States dollars at the rates of exchange on the date such transactions are entered on the books of Connecticut General.

ARTICLE XIV   HOLD HARMLESS

A.    Connecticut General shall indemnify and hold Integrity Life harmless from any and all liability, loss, damage, fines, punitive damages, penalties and costs, including expenses and attorney’s fees, which results from any negligence or willful misconduct of Connecticut General in fulfilling its duties and obligations under this Agreement or which results from any action which exceeds its authority under this Agreement.

B.    Integrity Life shall indemnify and hold Connecticut General harmless from any and all liability, loss, damage, fines, punitive damages, penalties and costs, including expenses and attorney’s fees, which results from any negligence or willful misconduct of Integrity Life in fulfilling its duties and obligations under this Agreement or which results from any action which exceeds its authority under this Agreement.

ARTICLE XV   INSOLVENCY

In the event of insolvency of Integrity Life, the reinsurance under this

Agreement shall be payable directly by Connecticut General to Integrity Life or to its liquidator, receiver, conservator or statutory successor on the basis of Connecticut General’s liability to Integrity Life without diminution because of the insolvency of Integrity Life or because the liquidator, receiver, conservator or statutory successor of Integrity Life has failed to pay all or a portion of any claim.  It is agreed, however, that the liquidator, receiver, conservator or statutory successor of Integrity Life shall give written notice to Connecticut General of the pendency of a claim against Integrity Life within a reasonable time after such claim is filed in the receivership, conservation, insolvency or liquidation proceeding and that during the pendency of such claim, Connecticut General may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to Integrity Life or its liquidator, receiver, conservator or statutory successor.  The expense thus incurred by Connecticut General shall be chargeable, subject to the approval of the Court, against Integrity Life as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to Integrity Life solely as a result of the defense undertaken by Connecticut General.

Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by Integrity Life.

ARTICLE XVI   ARBITRATION

In the event of any dispute or difference of opinion between the parties hereafter arising with respect to the rights or liabilities of either party, Integrity Life and Connecticut General mutually agree that such dispute or difference of opinion shall be submitted to arbitration.  One arbiter shall be chosen by Integrity Life, the other arbiter by Connecticut General, and the third arbiter chosen by the two arbiters before they enter arbitration.  All arbiters shall be active or retired disinterested executive officers of insurance or reinsurance companies other than those companies named in this contract or active or retired members of the Society of Actuaries.  If either Integrity Life or Connecticut General fail to choose an arbiter within thirty (30) calendar days following the written request by the other party to do so, the requesting party shall have the right to choose the two arbiters who shall, in turn, choose the third arbiter before entering into arbitration.  If the two arbiters fail to agree upon the selection of the third arbiter with thirty (30) calendar days following the last to be chosen, the two arbiters shall each recommend one name within ten (10) calendar days thereafter and one name shall be drawn by lots to determine the third arbiter.  The arbiters shall interpret this Agreement as an honorable engagement and not merely as a legal obligation, and a majority decision of these arbiters shall be final and binding on both parties and there shall be no appeal from the decision.  The arbiters shall interpret this Agreement liberally rather than according to the rules of law.  The arbiters are released from judicial formalities and may abstain from following the strict rules of law.  The meeting of the arbiters shall be in a neutral location mutually agreed upon by the arbiters.  The cost of arbitration shall be borne equally by both parties unless the arbiters decide otherwise.  It is specifically the intent of both parties that this arbitration provision shall replace and be in lieu of any Federal or State statutory arbitration provision.  Judgment upon the final decision of the arbiters may be entered in any court of competent jurisdiction.

This article shall survive the termination of this Agreement.

ARTICLE XVII   DAC TAX REGULATION ELECTION

Connecticut General and Integrity Life hereby agree to make an election pursuant to Internal Revenue Code Regulation Section 1.848-2(g)(8).  This election shall be effective for all taxable years for which the Reinsurance Agreement remains in effect.

The terms used in this article are defined by reference to Regulation Section

1.848-2 promulgated on December 28, 1992.  The term “Net Consideration” will refer to net consideration as defined in the treasury regulation section 1.848-2F.

Connecticut General and Integrity Life agree that the entity with net positive consideration for the reinsurance agreement for each taxable year will capitalize specified policy acquisition expenses with respect to the reinsurance agreement without regard to the general deductions limitation of Section 848(c)(1) of the Internal Revenue Code of 1986, as amended.

Connecticut General and Integrity Life agree to exchange information pertaining to the amount of net consideration under the reinsurance agreement each year to ensure consistency.  To achieve this, Integrity Life shall provide Connecticut General with a schedule of its calculation of the net consideration for all reinsurance agreements in force between them for a taxable year by no later than June 1 of the succeeding year.  Connecticut General shall advise Integrity Life if it disagrees with the amounts provided by no later than July 1, otherwise the amounts will be presumed correct and shall be reported by both parties in their respective tax returns for such tax year.  If Connecticut General contests Integrity Life’s calculation of the net consideration, the Parties agree to act in good faith to resolve any differences within thirty (30) days of the date Connecticut General submits its alternative calculation and report the amounts agreed upon in their respective tax returns for such tax year.  Connecticut General represents and warrants that it is subject to U.S. taxation under either Subchapter L or Subpart F of Part III of Subchapter N of the Internal Revenue Code of 1986, as amended.

ARTICLE XVIII   EFFECTIVE DATE; TERM AND TERMINATION

A.    The effective date of this Agreement is January 1, 1997.  This Agreement remains effective for all annuity contracts subject to this Agreement written by Integrity Life through December 31, 2001, unless terminated pursuant to the paragraphs listed below.

B.    Once each calendar year, Integrity Life shall have the option to recapture existing contracts beginning with the twentieth (20) anniversary of their reinsurance hereunder.  Recapture must be made on an issue year basis, and no contracts can be recaptured unless all contracts with earlier issue years are recaptured.

C.    Connecticut General shall have the option of terminating this Agreement for new business or for new and existing business, upon delivery of thirty (30) calendar days written notice to Integrity Life, within thirty (30) days of the happening of any of the following events:

(1)   Integrity Life’s A. M. Best rating is reduced to a “C” or lower.

(2)   Integrity Life’s domiciliary state’s insurance regulators take any regulatory action potentially adversely affecting its license to conduct business, including without limitation placement on a “watch list;”

(3)   An order appointing a receiver, conservator or trustee for management of Integrity Life is entered or a proceeding is commenced for rehabilitation, liquidation, supervision or conservation of Integrity Life.

(4)   Integrity Life withdraws from or substantially reduces the active marketing of policy forms identified in Schedule B.

(5)   The Securities and Exchange Commission takes any regulatory action with respect to Integrity Life that potentially adversely affects its conduct of business.

D.    Connecticut General shall have the option of terminating this Agreement for new and existing business, should Integrity Life fail to pay premium in accordance with Article V.  If, during the thirty (30) days notice period, Connecticut General receives all premiums in arrears and all premiums which may become due within the thirty (30) days notice period, the notice of termination shall be deemed withdrawn.  In the event of termination under this paragraph, this agreement may be reinstated upon the written consent of Connecticut General if, at any time with sixty (60)day of termination, Integrity Life pays and Connecticut General receives all premiums due and payable up to the date of reinstatement.

E.     Integrity Life shall have the option of terminating this Agreement for new business or for new and existing business, upon delivery of thirty (30) calendar days written notice to Connecticut General, within 30 days of the happening of any of the following events:

(1)   Connecticut General’s A. M. Best rating is reduced to a “C” or lower.

(2)   Connecticut General is placed upon a “watch list by its domiciliary state’s insurance regulators;

(3)   An order appointing a receiver, conservator or trustee for management of Connecticut General is entered or a proceeding is commenced for rehabilitation, liquidation, supervision or conservation of Connecticut General.

F.     If this Agreement is terminated for new or existing business, Connecticut General shall be relieved of all liability to Integrity Life for claims incurred following the termination date of this Agreement under such Underlying Annuity Contract issued by Integrity Life; and

G.    If this Agreement is terminated for new business only, Connecticut General shall remain liable after termination, in accordance with the terms and conditions of this Agreement, with respect to all reinsurance effective prior to termination of the Agreement for new business.

H.    Both parties shall continue to be entitled to all offset credits provided by Article X for the entire amount of premiums due and payable by the other party up to the effective date of termination.

I.      Integrity Life shall not have the right to assign or transfer any portion of the rights, duties and obligations of Integrity Life under the terms and conditions of this Agreement, except to affiliates under common control, without the written approval of Connecticut General.

ARTICLE XIX

The reserve held by Connecticut General for reinsurance of the variable annuity death benefit will be determined in accordance with Guideline MMM, but in no event less that the recognized statutory required reserve.

ARTICLE XX   NOTICES

All notices required to be given hereunder shall be in writing and shall be deemed delivered if personally delivered, sent via facsimile, or dispatched by certified or registered mail, return receipt requested, postage prepaid, addressed to the parties as follows:

Dennis L. Carr, FSA
Executive Vice President
Integrity Life INSURANCE COMPANY
239 South 5th Street, 12th Floor
Louisville, KY 40202
Phone No. (502) 582-7948	Fax No. (502) 582-7903

Inger S Harrington, FSA
Assistant Vice President and Actuary
CIGNA Reinsurance, R-26
900 Cottage Grove Road
Hartford, CT 06152-4026
Phone No. (860) 726-4516	Fax No. (860) 726-3153

Notice shall be deemed given on the date it is deposited in the mail or sent via facsimile in accordance with the foregoing.  Any party may change the address to which to send notices by notifying the other party of such change of address in writing in accordance with the foregoing.

This Agreement constitutes the entire contract between the parties and shall be deemed to have been made under and governed by the laws of the State ofConnecticut.  Any amendment or modification hereto shall be in writing, endorsed upon or attached hereto and signed by both Integrity Life and Connecticut General.

In witness whereof, the parties hereto have caused this Agreement to be signed in duplicate on the dates indicated to be effective as of the date specified above.

INTEGRITY LIFE INSURANCE COMPANY

Date: November 19, 1997	By:	/s/Dennis L. Carr

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

Date: September 25, 1997	By:	/s/Karen Betancourt

SCHEDULE B

Accounts and Funds Subject to this Reinsurance Agreement

Form
Number*	Policy Description	Date

11960
INT95	Pinnacle III (version III)	5/1/97
INT96	Flexible Payment Variable Annuity
INT94
NIL 95

*Includes all state variations

AMENDMENT NO. 1

to the Variable Annuity Guaranteed Death Benefit Agreement

Dated January 1, 1997

between

INTEGRITY LIFE INSURANCE COMPANY

and

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

It is agreed by the two companies as follows:

A.                 The Guaranteed Minimum Death Benefit subject to this reinsurance agreement shall be amended.  Therefore, the attached Schedule C will be substituted for the corresponding schedule attached to this Agreement.

B.                   The reinsurance premiums subject to this reinsurance agreement shall be amended. Therefore, the attached Schedule D will be substituted for the corresponding schedule attached to this Agreement.

This amendment will be effective October 1, 1997.

In witness whereof, this amendment is signed in duplicate on the dates indicated at the home office of each company.

INTEGRITY LIFE INSURANCE COMPANY

	By:	/s/ Dennis L. Carr

Date: 1/5, 1998

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

	By:	/s/ Nancy Rahub
Date: 12/31, 1997

SCHEDULE C

Limits and Rules of Integrity Life

1)                Integrity Life will determine the Minimum Guaranteed Death Benefit for each deceased within seven (7) working days of written notice of death and instructions for payment of proceeds.

2)                The maximum purchase payment without company approval is $1,000,000.00 if you are under age 76 or to $250,000.00 if you are over age 76.  Once the annuitant has reached eight years before Retirement date, Integrity Life may refuse to accept any contributions made.

3)                The minimum initial purchase payment is $1,000.00 (lower minimums for qualified plans).  Minimum initial contribution for residents of Pennsylvania, South Carolina and Washington State is $3,000.00 after any withdrawals.

Guaranteed Minimum Death Benefit

The GMDB reinsured hereunder will be paid if an Annuitant dies prior to his or her retirement date.  For issue ages 0-79, the amount of the death benefit is the greatest of:

•                    the highest account value on any contract anniversary (prior to age 81)

•                    total contributions minus any withdrawals

•                    account value

For issue ages 80-85, the amount of the death benefit is the greatest of:

•                    total contributions minus any withdrawals

•                    account value

If the Annuitant is age 90 or older at the time of death (or 10 years from issue date, if later) the amount of the death benefit will be the account value.

For purposes of calculation of the GMDB, the highest account value on any contract anniversary shall include subsequent contributions and minus any subsequent withdrawals.  Withdrawals reflect market value adjustments applicable to withdrawals and reduce the GMDB on a pro-rata basis.  The amount of the reduction will be determined by dividing the amount of the withdrawal by the annuity account value on the transaction date and multiplying this percentage by the then current GMDB.

SCHEDULE D

Reinsurance Premiums

1       The reinsurance premiums shall be based on the annuitant’s age at the end of each quarter.  Integrity Life shall determine the annuitant’s age at the time it prepares the quarterly exposure data submission for the variable annuity guaranteed death benefit, as set forth in Schedule E, attached hereto.

2.      The Adjusted Aggregate Account Value is the sum of the Account Values in all of Integrity Life’s variable annuities subject to this Agreement, minus Account Values for Annuitant holders who are Age 86 or older at original Account issue for non-qualified plans and beyond age 70 ½ for qualified plans, and minus Account Values attributable to amounts in excess of the maximum purchase amounts listed in Schedule A.

3.      The amount at risk each quarter will be calculated as the reinsurance death benefit for each variable annuity Account covered under this agreement.  For determining the amount at risk, the guaranteed minimum death benefit and the Account Value are calculated as the average of the values at the end of the current quarter and the end of the prior quarter.  The amount at risk cannot fall below zero.

4.      The premium over each calendar quarter will be no more than the Age Adjusted Aggregate Account Values times the annual basis points shown below:

Attained Age	Minimum Basis Points	Maximum Basis Points
0-64	3.0	10.0
65+	16.8	16.8

Quarterly Reinsurance Premium Rates

Exposure Based

Per $1,000 Exposed

Ages	Male	Female
<35	0.20	0.10
35 — 39	0.26	0.14
40 — 44	0.40	0.20
45 — 49	0.67	0.33
50 — 54	1.25	0.56
55 — 59	2.23	0.92
60 — 64	3.55	1.44

AMENDMENT

to the Variable Annuity Guaranteed Death Benefit Agreements

between

INTEGRITY LIFE INSURANCE COMPANY

and

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

A.    It is agreed by the two companies to amend Schedule A of the Agreements identified below:

1.     Agreement effective January 1, 1997 reinsuring Pinnacle III

2.     Agreement effective January 1, 1997 reinsuring GrandMaster III

3.     Agreement effective May 1, 1997 reinsuring IQ The Smart Annuity

4.     Agreement effective January 1, 1995 reinsuring GrandMaster II

5.     Agreement effective January 1, 1995 reinsuring Pinnacle

B.             Now therefore, the attached Schedule A shall be substituted for the corresponding Schedule A attached to each of the above-captioned Agreements.

C.             Reinsurance in force hereunder will continue to be governed by the terms and conditions of the above-captioned Agreements as amended.

D.            This amendment will be effective for contracts issued on or after June 12, 1998.

In witness whereof, this amendment is signed in duplicate on the dates indicated at the home office of each company.

INTEGRITY LIFE INSURANCE COMPANY

	By:	/s/ Dennis L. Carr

Date: 7/27, 1998

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

	By:	/s/ Nancy Rahub
Date: 7/21, 1998

SCHEDULE A

Maximum Limits of Reinsurance in Connecticut General

Connecticut General requires prior notification of any initial annuity purchase amount in excess of $4,000,000 per contract.  Upon receipt of such notification, Connecticut General then has the obligation to notify Integrity Life within five days of its decision to accept or not accept the reinsurance risk in excess of $4,000,000 for such annuity purchase.  Should Connecticut General not respond within five days, it shall be deemed that Connecticut General does not agree to accept the risk in excess of $4,000,000.

For contracts with initial purchase amounts in excess of the maximum of $4,000,000, Connecticut General’s percentage share of any future liability will be equal to the ratio of the amount of the initial purchase payment Connecticut General has agreed to accept over the total initial purchase amount.  Absent prior written consent of Connecticut General, this ratio shall not change regardless of subsequent purchase amounts or withdrawals.

For all contracts with total purchase amounts exceeding $4,000,000 Connecticut General requires notification of all subsequent purchase amounts of $1,000,000 or more.  Upon receipt of such notification, Connecticut General then has the obligation to notify Integrity Life within five days of the percentage share of any future liability it will accept on that contract, not to be less than the total of all purchase amounts previously accepted prior to the purchase amount in question to the total of all purchase amounts.  Should Connecticut General not respond within five days, it shall be deemed that Connecticut General’s percentage share of any future liability shall be equal to the total purchase amounts previously accepted prior to the purchase amount in question to the total of all purchase amounts.

In accordance with the Agreement, Connecticut General’s limits of reinsurance liability extend to the jurisdictions in which Integrity Life is properly licensed and authorized to do business at the time that reinsured contracts were issued.

AMENDMENT NO. 4

To the Variable Annuity Guaranteed Death Benefit

Agreement effective January 1, 1997 reinsuring Pinnacle  III

Between

INTEGRITY LIFE INSURANCE COMPANY

And

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

It is agreed by the two companies to amend the Agreement as follows:

1.               Schedule B shall be amended to include additional funds.  Therefore, the attached Schedule shall be substituted for the corresponding Schedule B of the Agreement.

2.               Reinsurance in force hereunder will continue to be governed by the terms and conditions of the above-captioned Agreement as amended.

This amendment is applicable to all in force.

In witness whereof, this amendment is signed in duplicate on the dates indicated at the home office of each company.

INTEGRITY LIFE INSURANCE COMPANY

	By:	/s/ Dennis L. Carr

Date: 9/24, 1999

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

	By:	/s/ John Wilkinson
Date: 9/10, 1999

AMENDMENT NO. 5

To the Variable Annuity Guaranteed Death Benefit

Agreement effective January 1, 1997 reinsuring Pinnacle  III

Between

INTEGRITY LIFE INSURANCE COMPANY

And

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

It is agreed by the two companies to amend the Agreement, as follows:

1.               Connecticut General hereby waives its right to approve new or revised funds prior to coverage being issued hereunder. If Integrity intends Connecticut General to assume reinsurance liability with respect to a new fund, or a revised version of an approved fund, it agrees to provide Connecticut General with written notice of such intention together with a copy of the fund revision.

2.               To amend Article II entitled Amounts at Risk.  Therefore, effective July 1, 2000, paragraph A of Article II shall be replaced with the following:

A.                           The reinsurance death benefit is 92.5% of the excess of the minimum guaranteed death benefit over the Account Value. At issue, the minimum guaranteed death benefit is equal to the purchase price of the contract.  Refer to Schedule C for a detailed description of the guaranteed minimum death benefit.

3.                 Schedule E shall be amended. Therefore, the attached Schedule E shall replace the corresponding Schedule E of the Agreement.

4.                 Reinsurance in force hereunder will continue to be governed by the terms and conditions of the Agreement, as amended.

5.                 Except as specifically defined herein, this Amendment will be effective May 1, 2000 and is applicable to all in force contracts.

IN WITNESS WHEREOF, this Amendment is signed in duplicate on the dates indicated at the home office of each company.

INTEGRITY LIFE INSURANCE COMPANY

	By:	/s/ Dennis L. Carr

Date: July 18, 2000

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

	By:	/s/ David L. S
Date: June 29, 2000

Schedule B Revised April 1, 1999

Accounts and Funds Subject to this Reinsurance Agreement

Integrity Life Insurance Company’s Prospectus of Pinnacle III including all state variations